Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVBF Founding Chairman Passes Away

ONTARIO, Calif., October 23, 2012- The Board of Directors of CVB Financial Corp. (NASDAQ: CVBF) and Citizens Business Bank announced with great sadness the passing of George Borba, founder and Chairman of the Board.

In 1974, George, his brother John, Ron Kruse and several other local businessmen formed Chino Valley Bank with the vision of creating a community bank that could provide customized banking relationships to the many small businesses and business owners in the greater Chino area. His strong business and work ethic spearheaded a tremendous road to success for Chino Valley Bank, now Citizens Business Bank.

Today, CVBF has over $6.3 billion in assets and has produced 142 consecutive quarters of profitability with 92 consecutive quarters of paying a cash dividend to shareholders. Mr. Borba maintained an unwavering commitment to the Bank that was illustrated by the fact that he never sold a share of stock during his 38 year tenure as Chairman. He was committed to the future success of the company and took great pride in the dedication of the many associates who continue to work for and lead the Company.

George’s life was one of tremendous personal and professional success. He was born in 1932 in Ontario, California and was one of five children. He grew up in Chino, CA and attended Chino High School while working with the family dairy business. Armed with an incredible work ethic and an innate sense for business, George worked closely with his father and brothers and the family business grew into one of the larger dairy operations in the state of California. George is survived by Dolores, his wife of 57 years, five children, eighteen grandchildren and four great grandchildren.

“When we remember George, we will not forget the strong culture he created here at Citizens Business Bank. His faith, character, integrity, honesty, and tenacity served as the foundation for our Bank’s many achievements. His legacy will be the cornerstone of our future success,” stated Chris Myers, President and Chief Executive Officer.

The Board of Directors of CVBF has named Ronald O. Kruse, Vice Chairman and founding director, as acting Chairman, until a successor is named shortly. CVBF continues to benefit from the oversight and experience of its well-tenured Board of Directors, including Mr. Kruse, Mr. Myers, Linn Wiley, John Borba, San Vaccaro, Robert Jacoby, and Raymond O’Brien.

The Borba Family requests, in lieu of flowers, that all charitable gifts be directed to the Uro Oncology Prostate Cancer Research Program Fund at the SOCCI directed by Edwin Posadas, MD in memory of George Borba at the Samuel Oschin Comprehensive Cancer Institute at Cedars-Sinai Medical Center. Gifts may be made online at www.cedars-sinai.edu/Giving/ or mailed (with ‘In Memory of George Borba’ noted) to the following address: Cedars-Sinai Medical Center, Community Relations and Development/Development Services, 8700 Beverly Blvd., Suite 2416, Los Angeles, CA 90048.

*	Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.